CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Growth Series (Invesco Growth Series) of our report dated February 26, 2021 relating to the financial statements and financial highlights of Invesco Global Low Volatility Equity Yield Fund which appear in AIM Growth Series (Invesco Growth Series)’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 13, 2021